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                                                                      EXHIBIT 23


The Board of Directors
The Centris Group, Inc.

   We consent to incorporation by reference in Registration Statements (No. 33-41086 and No. 33-46841), both on Form S-8, of The Centris Group, Inc., formerly US Facilities Corporation of our report dated February 3, 1998, relating to the consolidated balance sheets of The Centris Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated income statements, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K of The Centris Group, Inc. and subsidiaries.


                                        /s/ KPMG PEAT MARWICK LLP

Los Angeles, California
March 26, 1997